EXHIBIT 99



                           COMCAM INTERNATIONAL INC.
                         (A Development Stage Company)

                             FINANCIAL STATEMENTS

                          December 31, 2001 and 2000

                           COMCAM INTERNATIONAL INC.
                         (A Development Stage Company)


                                     INDEX

                                                                       Page
                                                                      ------

Independent Auditors' Report                                            F-2

Balance Sheets                                                          F-3

Statements of Operations                                                F-4

Statements of Stockholders' (Deficit) Equity                            F-5

Statements of Cash Flows                                                F-6

Notes to Financial Statements                                           F-7

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders' and
Board of Directors of
Comcam International Inc.

We have audited the accompanying balance sheets of Comcam International Inc. (a development stage company), as of December 31, 2001 and 2000 and the related statements of operations, stockholders' (deficit) equity, and cash flows for the years then ended and the cumulative amounts since inception. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Comcam International Inc. (a development stage company), as of December 31, 2001 and 2000 and the results of its operations and its cash flows for the years then ended and the cumulative amounts since inception, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company's revenue generating activities are not in place and the Company has incurred a loss. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

JONES SIMKINS LLP
Logan, Utah
March 14, 2002

                              COMCAM INTERNATIONAL INC.
                            (A Development Stage Company)
                                   BALANCE SHEETS
                              December 31, 2001 and 2000


               ASSETS
               ------
                                                               2001          2000
                                                           -----------   -----------

Current assets:
  Cash                                                     $     2,081   $   129,457
  Accounts receivable, net                                      28,885         9,211
                                                           -----------   -----------

     Total current assets                                       30,966       138,668

Property and equipment, net                                     11,866        23,256
Other assets                                                     7,438         7,438
                                                           -----------   -----------

     Total assets                                          $    50,270   $   169,362
                                                           ===========   ===========


     LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
     ----------------------------------------------

Current liabilities:
  Accounts payable                                         $    97,868   $    93,918
  Accrued expenses                                              15,317         9,027
  Note payable                                                  75,000             -

                                                           -----------   -----------

     Total current liabilities                                 188,185       102,945
                                                           -----------   -----------

Commitments and contingencies                                        -             -



Stockholders' (deficit) equity:
  Preferred stock, $.0001 par value; 2,000,000 shares
    authorized, no shares issued and outstanding                     -             -

  Common stock, $.0001 par value; 10,000,000
    shares authorized, 5,770,980 and 5,711,734 shares
    issued and outstanding, respectively                           577           571
  Additional paid-in capital                                 1,680,987     1,655,553
  Deficit accumulated during the development stage          (1,819,479)   (1,589,707)
                                                           -----------   -----------

     Total stockholders' (deficit) equity                     (137,915)       66,417
                                                           -----------   -----------

     Total liabilities and stockholders' (deficit) equity  $    50,270       169,362
                                                           ===========   ===========



                     The accompanying notes are an integral part
                           of these financial statements.

                               COMCAM INTERNATIONAL INC.
                             (A Development Stage Company)
                               STATEMENTS OF OPERATIONS
                        Years Ended December 31, 2001 and 2000



                                                                         Cumulative
                                                 2001          2000        Amounts
                                             -----------   -----------   -----------

Revenues, net                                $   172,560        12,741       185,301


General and administrative expenses              243,049       254,043       609,062
Research and development expenses                160,094       563,901     1,399,194
                                             -----------   -----------   -----------

     Loss from operations                       (230,583)     (805,203)   (1,822,955)


Interest income                                      811         2,665         3,476

                                             -----------   -----------   -----------

     Loss before provision for income taxes     (229,772)     (802,538)   (1,819,479)


Provision for income taxes - deferred                  -             -             -
                                             -----------   -----------   -----------


     Net loss                                $  (229,772)  $  (802,538)  $(1,819,479)
                                             ===========   ===========   ===========

Net loss per common share (basic and
  diluted)                                   $     (0.04)  $     (0.15)
                                             ===========   ===========

Weighted average common and common
  equivalent shares                            5,725,000     5,255,000
                                             ===========   ===========



                     The accompanying notes are an integral part
                           of these financial statements.

                                                    COMCAM INTERNATIONAL INC.
                                                  (A Development Stage Company)
                                           STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY
                                              Years Ended December 31, 2001 and 2000


                                                                                                     Deficit
                                                                                                   Accumulated      Total
                                                                                     Additional    During the    Stockholders'
                                        Preferred Stock          Common Stock          Paid-in     Development    (Deficit)
                                       Shares     Amount      Shares       Amount      Capital        Stage        Equity
                                      --------   --------   -----------   --------   -----------   -----------   -----------

Balance at January 1, 1999
 (date of inception)                         -   $      -             -   $      -   $         -   $         -   $         -

Issuance of common stock for cash            -          -     4,502,323        450       784,546             -       784,996

Net loss                                     -          -             -          -             -      (787,169)     (787,169)
                                      --------   --------   -----------   --------   -----------   -----------   -----------

Balance at December 31, 1999                 -          -     4,502,323        450       784,546      (787,169)       (2,173)


Issuance of common stock for:

  Cash                                       -          -     1,072,370        108       733,979             -       734,087

  Services                                   -          -       137,041         13       137,028             -       137,041

Net loss                                     -          -             -          -             -      (802,538)     (802,538)
                                      --------   --------   -----------   --------   -----------   -----------   -----------


Balance at December 31, 2000                 -          -     5,711,734        571     1,655,553    (1,589,707)       66,417


Issuance of common stock for cash            -          -        59,246          6        25,434             -        25,440

Net loss                                     -          -             -          -             -      (229,772)     (229,772)
                                      --------   --------   -----------   --------   -----------   -----------   -----------


Balance at December 31, 2001                 -   $      -     5,770,980   $    577   $ 1,680,987   $(1,819,479)  $  (137,915)
                                      ========   ========   ===========   ========   ===========   ===========   ===========




                                           The accompanying notes are an integral part
                                                 of these financial statements.


                                                                F-5

                                  COMCAM INTERNATIONAL INC.
                                (A Development Stage Company)
                                  STATEMENTS OF CASH FLOWS
                           Years Ended December 31, 2001 and 2000


                                                                                Cumulative
                                                        2001          2000        Amounts
                                                    -----------   -----------   -----------

Cash flows from operating activities:
  Net loss                                          $  (229,772)     (802,538)   (1,819,479)

  Adjustments to reconcile net loss to net cash
    used in operating activities:
       Depreciation                                      11,704        10,254        29,591
       Stock compensation expense                             -       137,041       137,041
    (Increase) decrease in:
       Accounts receivable                              (19,674)       (9,211)      (28,885)
       Other assets                                           -        (7,438)       (7,438)
    Increase (decrease) in:
       Accounts payable                                   3,950        66,475        97,868
       Accrued expenses                                   6,290         9,027        15,317
                                                    -----------   -----------   -----------

          Net cash used in operating activities        (227,502)     (596,390)   (1,575,985)
                                                    -----------   -----------   -----------


Cash flows from investing activities:
  Purchases of property and equipment                      (314)      (11,958)      (41,457)
                                                    -----------   -----------   -----------

          Net cash used in investing activities            (314)      (11,958)      (41,457)
                                                    -----------   -----------   -----------


Cash flows from financing activities:
  Issuance of common stock                               25,440       734,087     1,544,523
  Proceeds from note payable                             75,000             -        75,000
                                                    -----------   -----------   -----------

          Net cash provided by financing activities     100,440       734,087     1,619,523
                                                    -----------   -----------   -----------

          Net increase (decrease) in cash              (127,376)      125,739         2,081


Cash, beginning of period                               129,457         3,718             -
                                                    -----------   -----------   -----------

Cash, end of period                                 $     2,081   $   129,457   $     2,081
                                                    ===========   ===========   ===========



                        The accompanying notes are an integral part
                              of these financial statements.

                            COMCAM INTERNATIONAL INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2001 and 2000


Note 1 - Organization and Summary of Significant Accounting Policies
--------------------------------------------------------------------

Organization
- -----------

The Company was organized under the laws of the State of Delaware on September 19, 1998 and had no activity until January 1, 1999 (date of inception). The Company's operations consist primarily of the research and development of advanced compact video systems that utilize built-in digital compression technology. Further, the Company is considered a development stage company as defined in SFAS No. 7. Sources of financing for the development stage activities have been primarily through equity and debt.

Cash and Cash Equivalents
- ------------------------

For purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

Property and Equipment
- ---------------------

Property and equipment are stated at cost less accumulated depreciation. Maintenance and repairs are charged to expense as incurred. Costs of major renewals or betterments are capitalized over the remaining useful lives of the related assets. Depreciation is computed by using the straight-line method. Equipment is depreciated over three to five years and furniture and fixtures are depreciated over seven years. The cost of property disposed of and related accumulated depreciation is removed from the accounts at the time of disposal, and gain or loss is reflected in operations.

Revenue Recognition
- ------------------

Revenue is recognized upon shipment of the product to the customer.

Shipping and Handling Costs
- --------------------------

The Company classifies shipping and handling costs as research and development expenses in the statement of operations. Shipping and handling costs were not significant.

                            COMCAM INTERNATIONAL INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2001 and 2000


Note 1 - Organization and Summary of Significant Accounting Policies(continued)
-------------------------------------------------------------------------------

Income Taxes
- -----------

Deferred income taxes are provided in amounts sufficient to give effect to temporary differences between financial and tax reporting, principally related to net operating loss carryforwards.

Earnings Per Share
- -----------------

The computation of basic earnings per common share is based on the weighted average number of shares outstanding during the period.

The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the period plus the common stock equivalents which would arise from the exercise of stock options and warrants outstanding using the treasury stock method and the average market price per share during the period. Common stock equivalents are not included in the diluted earnings per share calculation when their effect is antidilutive. Common stock equivalents that could potentially dilute earnings per share are the common stock warrants.

Concentration of Credit Risk
- ---------------------------

Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of trade receivables. In the normal course of business, the Company provides credit terms to its customers. Accordingly, the Company performs ongoing credit evaluations of its customers and maintains allowances for possible losses which, when realized, have been within the range of management's expectations.

The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Use of Estimates in the Preparation of Financial Statements
- ----------------------------------------------------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                            COMCAM INTERNATIONAL INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2001 and 2000


Note 2 - Going Concern
----------------------

As of December 31, 2001, the Company's revenue generating activities are not in place, and the Company has incurred losses since inception. These factors raise substantial doubt about the Company's ability to continue as a going concern.

Management intends to seek additional equity funding to expand marketing efforts and product development. There can be no assurance that such funds will be available to the Company nor that the marketing and product development efforts will be successful.


Note 3 - Property and Equipment
-------------------------------

Property and equipment consisted of the following at December 31:

                                                2001              2000
                                                ----              ----

     Equipment                              $   17,347        $   17,347
     Furniture and fixtures                     24,110            23,796
                                                -------           -------

                                                 41,457            41,143
     Less accumulated depreciation             (29,591)          (17,887)
                                                -------           -------

     Property and equipment, net            $   11,866        $   23,256
                                                =======           =======


Note 4 - Note Payable
---------------------

During the year ended December 31, 2001, the Company entered into a "bridge loan" agreement with First Capital Investment Corporation (FCIC) in connection with the proposed transaction described in Note 14. Under the terms of the agreement, the Company may borrow up to $300,000. Each advance has a maturity date that is six months from the date of the advance and bears interest at 8%. The note is convertible into common stock of the Company. Beginning February 15, 2002, the note also requires monthly payments of $10,000 for two years or until the Company becomes a public company. At December 31, 2001, the Company had not made the required payments and the note had an outstanding balance of $75,000.

                            COMCAM INTERNATIONAL INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2001 and 2000


Note 5 - Operating Leases
-------------------------

The Company leases its office building under a non-cancelable operating lease. Rental expense related to this operating lease for the years ended December 31, 2001 and 2000 and cumulative amounts since inception was approximately $42,000, $34,000 and $106,000, respectively.

Future minimum rental payments under the non-cancelable operating lease as of December 31, 2001 are approximately as follows:

                 Year ending
                 December 31,                         Amount
                 ------------                   ------------

                     2002                       $     46,000
                     2003                             47,000
                     2004                             47,000
                     2005                             12,000
                                                ------------

                                                $    152,000
                                                ============

Note 6 - Income Taxes
---------------------

The difference between income taxes at statutory rates and the amount presented in the financial statements is a result of the following:

                                             Years Ended
                                             December 31,
                                        ----------------------     Cumulative
                                          2001          2000         Amounts
                                        --------      --------      --------

Income tax benefit at statutory rate  $  (93,000)   $ (326,000)   $ (739,000)
Change in valuation allowance             93,000       326,000       739,000
                                        --------      --------      --------

                                      $        -    $        -    $        -
                                        ========      ========      ========

                            COMCAM INTERNATIONAL INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2001 and 2000


Note 6 - Income Taxes (continued)
---------------------------------

Deferred tax assets are as follows at December 31:

                                             2001              2000
                                            ------            ------

Net operating loss carryforwards         $   739,000       $   646,000
Valuation allowance                         (739,000)         (646,000)
                                            --------          --------

                                         $         -       $         -
                                            ========          ========

The Company has net operating loss carryforwards of approximately $1,800,000, which begin to expire in the year 2019. The amount of net operating loss carryforwards that can be used in any one year will be limited by significant changes in the ownership of the Company and by the applicable tax laws which are in effect at the time such carryforwards can be utilized.


Note 7 - Related Party Transactions
-----------------------------------

The Company contracts on a month-to-month basis for the services of employees from a company owned by an officer and major shareholder of the Company. Costs related to these contracts for the years ended December 31, 2001 and 2000 and cumulative amounts since inception were approximately $46,000, $78,000 and $165,000, respectively.


Note 8 - Supplemental Cash Flow Information
-------------------------------------------

No amounts were paid for interest or income taxes since inception.


Note 9 - Preferred Stock
------------------------

The Company's preferred stock may have such rights, preferences and designations and may be issued in such series as determined by the Board of Directors. No shares were issued and outstanding at December 31, 2001 and 2000.

                            COMCAM INTERNATIONAL INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2001 and 2000


Note 10 - Stock Options and Warrants
------------------------------------

The Company has adopted a benefit plan (the Plan). Under the Plan, the Company may issue shares of the Company's common stock or grant options or warrants to acquire the Company's common stock from time to time to employees, directors, officers, consultants or advisors of the Company on the terms and conditions set forth in the Plan. In addition, at the discretion of the Board of Directors, stock may from time to time be granted under this Plan to other individuals, including consultants or advisors, who contribute to the success of the Company but are not employees of the Company. No options or warrants have been issued under this plan since inception.

The Company has also issued common stock warrants in connection with some issuances of the Company's common stock during 2000.

A schedule of the warrants outstanding is as follows:

                                                                     Exercise
                                                    Number of        Price Per
                                                    Warrants           Share
                                                   -----------      -----------

     Outstanding at January 1, 2000                $        -                -
     Granted                                          551,250        3.00-6.00
                                                   -----------      -----------

     Outstanding at December 31, 2000 and 2001         551,250        3.00-6.00
                                                   ===========      ===========


Note 11 - Stock Based Compensation
----------------------------------

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123) gives entities the choice between adopting a fair value method or continuing to use the intrinsic value method under Accounting Principles Board (APB) Opinion No. 25 with footnote disclosures of the pro forma effects if the fair value method had been adopted. The Company has opted for the latter approach. Had compensation expense for the Company's stock warrants been determined based on the fair value at the grant date consistent with the provisions of SFAS No. 123, there would be no effect on the Company's net losses at December 31, 2001 and 2000.

                            COMCAM INTERNATIONAL INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2001 and 2000


Note 11 - Stock Based Compensation (continued)
----------------------------------------------

The fair value of each warrant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions at December 31, 2000:

     Expected dividend yield                                     -
     Expected stock price volatility                             -
     Risk-free interest rate                                  4.5%
     Expected life of options                              2 years


The weighted average fair value of warrants granted was $0.

The following table summarizes information about stock warrants outstanding at December 31, 2001:


                       Outstanding                                  Exercisable
---------------------------------------------------------   ---------------------------

                                Weighted
                                Average
                               Remaining       Weighted                      Weighted
                              Contractual      Average                       Average
  Exercise        Number          Life         Exercise        Number        Exercise
    Price      Outstanding      (Years)         Price       Exercisable       Price
------------   ------------   ------------   ------------   ------------   ------------



$ 3.00-6.00        551,250            .52      $    3.06        551,250      $    3.06
============   ============   ============   ============   ============   ============


Note 12 - Fair Value of Financial Instruments
---------------------------------------------

The Company's financial instruments consist of cash, accounts receivable, accounts payable and a note payable. The carrying amount of these items approximates fair value because of their short-term nature and the note payable bears interest at the market interest rate.

                            COMCAM INTERNATIONAL INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2001 and 2000


Note 13 - Recent Accounting Pronouncements
------------------------------------------

In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (FAS) No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets." The statements eliminate the pooling-of-interests method of accounting for business combinations and require that goodwill and certain intangible assets not be amortized. Instead, these assets will be reviewed for impairment annually with any related losses recognized in earnings when incurred. The adoption of these statements is not expected to have a material effect on the Company's financial position or results of operations.

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" (SFAS 143). This Statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. Management does not expect the adoption of SFAS 143 to have a significant impact on the financial position or results of operations of the Company.


Note 14 - Subsequent Event
--------------------------

On January 22, 2002, the Company signed a letter of intent with Bullet Environmental Technologies, Inc. (Bullet). Terms of the letter of intent allows Bullet to purchase all of the issued and outstanding common shares of the Company in exchange for 2,285,969 common shares of Bullet.